EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC.
REPORTS RECORD SALES AND STRONGER THAN EXPECTED FOURTH QUARTER
AND FULL-YEAR 2010 RESULTS

Provides Guidance For 2011

MAYFIELD HEIGHTS, Ohio — February 24, 2011 — Brush Engineered Materials Inc. (NYSE:BW) today reported stronger than expected results for the fourth quarter and the full-year 2010. In addition, the Company provided an initial outlook for 2011.

FOURTH QUARTER AND FULL-YEAR 2010 RESULTS

Sales for the fourth quarter were a record $356.0 million and EPS was $0.61 per share, diluted. The fourth quarter performance thus, in turn, takes sales for the full year 2010 to a record $1.302 billion and earnings to $2.25 per share, above the previously announced estimated range of $2.00 to $2.10 per share. The stronger than expected performance for the quarter was due to stronger than anticipated demand, lower than expected costs and higher margin levels.

Fourth quarter sales were up approximately 65%, or $140.8 million compared to the fourth quarter of 2009 sales of $215.2 million. The acquisitions of Barr Associates, Inc. and Academy Corporation in the fourth quarter of 2009 and the first quarter of 2010, respectively, accounted for $70.1 million of the sales increase. Higher pass through metal prices accounted for approximately $26.0 million of the increase and organic sales growth in the quarter was approximately 21%, or $44.7 million. The improvement in organic sales is primarily due to increased demand across key markets including consumer electronics, telecom infrastructure, energy, defense and automotive electronics.

Net income was $12.6 million, or $0.61 per share, diluted, for the fourth quarter, which compares to a net loss of $3.6 million, or $0.18 per share for the fourth quarter of the prior year. The significant improvement in earnings for the quarter was driven by the increased sales volume and improved margins.

Sales for the full year 2010 were $1.302 billion, up approximately 82% or $587.1 million, compared to the full year 2009 sales of $715.2 million. Net income for 2010 was $46.4 million, or $2.25 per share, diluted, compared to a net loss of $12.4 million, or $0.61 per share, for 2009.

COMPANY NAME CHANGE

As announced on January 18, 2011, the Company’s name will change from Brush Engineered Materials Inc. to Materion Corporation, effective March 8, 2011. As the Company has grown, its businesses have continued to operate under their original names and brand identities. The unification of all of the Company’s businesses under the Materion name and Materion brand is intended to create efficiencies, facilitate synergies and provide customers better access to the Company’s broad scope of products, technologies and value-added services.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies and Services

The Advanced Material Technologies and Services’ segment sales for the fourth quarter of 2010 were $247.3 million, up 76%, or $106.7 million, compared to sales of $140.6 million in the fourth quarter of 2009. Sales for 2010 were $879.0 million, up 91%, or $418.2 million, compared to sales of $460.8 million for the same period in 2009.

The acquisitions of Academy and Barr accounted for approximately $70.1 million of the growth in the segment’s sales for the fourth quarter and increased metal prices accounted for approximately $23.9 million of the growth. Strong demand for the wireless handset, LED, other microelectronic product applications, thin film optics and refining of precious metals contributed to the strong sales for both the fourth quarter and year, offsetting weaker sales for medical market applications. Sales of polymer films to the medical market have begun to increase in the first quarter of 2011 as product qualifications with existing and new customers are progressing.

Operating profit for the fourth quarter of 2010 was $12.8 million, up approximately 156% or $7.8 million, compared to an operating profit of $5.0 million for the fourth quarter of 2009. Operating profit for 2010 was $39.5 million, up approximately 74%, or $16.9 million, compared to $22.6 million for 2009.

While operating profit has increased, the reported operating profit as a percent of sales for the year is lower when compared to 2009, due primarily to significantly higher precious metal values in sales. The higher precious metal value in sales is driven by both the recent acquisition of Academy and the aforementioned higher precious metal prices. These factors have the effect of lowering the reported profit percent while not lowering profit dollars.

Specialty Engineered Alloys

Specialty Engineered Alloys’ sales for the fourth quarter were $76.8 million, up $25.4 million, or 49%, compared to the fourth quarter of 2009 sales of $51.4 million. Sales for 2010 were $293.8 million, up 70%, or $121.3 million, compared to $172.5 million for the prior year.

The significant increase in sales in the fourth quarter of 2010 compared to the same period of 2009 is due to strong demand from the consumer electronics, telecom infrastructure, automotive electronics, oil and gas, plastic mold tooling and commercial aerospace markets. The growth in demand for the Company’s ToughMet materials for applications in oil and gas and commercial aerospace nearly doubled during 2010.

Operating profit for the fourth quarter was $6.6 million, up $12.4 million, from an operating loss of $5.8 million in the fourth quarter of 2009. The operating profit for 2010 was $27.2 million, up $59.5 million, compared to an operating loss of $32.3 million for the prior year. The significant improvement is broad based and is due to a combination of factors, including the leverage from the higher volumes, a more favorable product mix, improved pricing, lower costs resulting from previously implemented cost reduction initiatives and improved plant operating efficiencies.

Beryllium and Beryllium Composites

Beryllium and Beryllium Composites’ sales for the fourth quarter of 2010 were $16.1 million, up $5.4 million or approximately 49%, compared to $10.7 million for the fourth quarter of 2009. Sales for 2010 were $61.9 million, up $14.9 million, or 32%, compared to $47.0 million for 2009. The strength in the fourth quarter and year compared to 2009 is due to higher demand from defense and commercial applications, including medical and industrial x-ray products and semiconductor processing equipment.

Operating profit for the fourth quarter of 2010 was $1.7 million versus an operating loss of $0.3 million for the fourth quarter of 2009. Operating profit for 2010 was $10.0 million compared to $2.1 million for 2009. The improvement in operating profit for the fourth quarter and 2010 is due to the higher sales volume combined with operating efficiencies.

Engineered Material Systems

Engineered Material Systems’ sales for the fourth quarter of 2010 were $15.8 million, up approximately 29%, or $3.5 million, compared to $12.3 million for the same period of last year. Sales for 2010 were $67.4 million, up approximately 94%, or $32.7 million compared to sales of $34.7 million in 2009. The significant increase in sales is due to stronger demand from the global automotive electronics and consumer electronics markets.

Operating profit for the fourth quarter of 2010 was $0.5 million compared to an operating profit of $0.8 million for the same period of last year. The operating profit for 2010 was $5.3 million, up $7.8 million compared to an operating loss of $2.5 million for 2009. The operating profit improvement is due to the higher sales volume, new products and previously implemented cost reduction initiatives.

OUTLOOK FOR 2011

The Company began 2011 with a healthy backlog and the overall level of business activity in the Company’s key strategic markets remained strong. The markets and applications for the Company’s materials continue to be promising. The performance characteristics of the Company’s materials often make it a supplier of choice to a wide range of applications within the consumer electronics market, which is projecting solid growth for 2011. In addition, the Company’s materials are used in an increasing number of LED applications and the Company anticipates solid growth for these materials to this market in 2011. In the medical market, the Company expects a higher level of sales to its existing customer base in 2011 while continuing to develop products and relationships with other potential customers offering solid opportunities for long-term growth. The Company is also positioned well for the expected growth in the industrial components, commercial aerospace and alternative energy markets.

The growth in 2011 from the positive factors noted above is, at this time, expected to be at least partially offset by weaker demand from the Company’s defense market due to anticipated changes in defense spending. While we currently do not anticipate a significant negative impact on demand from the higher cost of key materials such as copper or gold and silver, higher costs for these materials could result in lower demand levels should customers shift applications to lower cost, lower performing alternatives.

Considering the above, the Company, at this time, does expect continued solid growth in 2011. Assuming no significant change in metal prices from current levels, which are higher than the 2010 average prices, the Company, at this time, expects sales for 2011 to be in the range of $1.45 to $1.5 billion, up approximately 11% to 15% from 2010. Approximately 5 points of the anticipated growth is due to higher metal prices.

In 2011, the Company expects higher costs due to certain factors. These factors include the effect of the start up of the Company’s new beryllium plant, higher health care costs, the impact of the lower discount rate environment on pension expense and higher metal financing fees. The Company also plans to continue to invest in specific strategic initiatives in 2011, including the Company rebranding initiative, support for growth in Asia, a number of organizational development initiatives and other long-term potential cost reduction and margin improvement programs. These initiatives are expected to add significant long-term value, but not without some effect on short-term results. At this time, the Company expects earnings in 2011 to be in the range of $2.20 to $2.50 per share, diluted.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President and CEO, stated, ”2010 was a breakout year for the Company as we achieved record sales of $1.3 billion, significantly improved profitability and margins over 2009 and completed the acquisition of Academy Corporation while maintaining a strong balance sheet. Additionally, 2010 margins and profitability were significantly above pre-recession results of 2008, which validates our strategic initiatives. The transformation of the Company from metals and mining and specialty metals to a unique and rapidly growing advanced materials company has positioned us well to take advantage of the global economic recovery. We look forward to our ongoing growth opportunities in strong secular growth markets and to continue to create value for our shareholders.”

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 9:00 a.m. Eastern Time, February 24, 2011. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-9210, callers outside the U.S. can dial (201) 689-8049.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, defense and science, industrial and commercial aerospace, automotive electronics, telecom infrastructure, appliance, medical, energy and services.

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for 2010 and 2011;

•	The completion of our financial statements for the year-end 2010, including the audit of such financial statements by our independent registered accountants;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses, including the acquisitions of Barr Associates, Inc. and Academy Corporation;

•	The impact of the results of Barr Associates, Inc. and Academy Corporation on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility being constructed in Elmore, Ohio;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including the cost and availability of raw materials (both base and precious metals), metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

•	The amount and timing of repurchases of our Common Stock, if any; and

•	The timing and ability to achieve further efficiencies and synergies resulting from our name change, from Brush Engineered Materials Inc. to Materion Corporation effective March 8, 2011 and business unit alignment under the Materion name and Materion brand; and

•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009.

Brush Engineered Materials Inc. is headquartered in Mayfield Heights, Ohio. The Company, through its wholly-owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Dec. 31,	Dec. 31,
(Dollars in thousands)	2010	2009
Assets
Current assets
Cash and cash equivalents	$16,104	$12,253
Accounts receivable	139,374	83,997
Other receivables	3,972	11,056
Inventories	154,467	130,098
Prepaid expenses	31,743	28,020
Deferred income taxes	10,065	14,752

Total current assets	355,725	280,176
Related-party notes receivable	90	90
Long-term deferred income taxes	2,042	4,873
Property, plant and equipment	719,953	665,361
Less allowances for depreciation,
depletion and amortization	(454,085)	(437,595)

Property, plant, and equipment — net	265,868	227,766
Other assets	38,749	42,014
Goodwill	72,936	67,034

Total Assets	$735,410	$621,953

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$47,835	$56,148
Accounts payable	33,375	36,573
Other liabilities and accrued items	59,851	44,082
Unearned revenue	2,378	432
Income taxes	3,921	2,459

Total current liabilities	147,360	139,694
Other long-term liabilities	17,915	9,579
Retirement and post-employment benefits	82,502	82,354
Unearned income	57,154	39,697
Long-term income taxes	2,906	2,329
Deferred income taxes	4,912	136
Long-term debt	38,305	8,305
Shareholders’ equity	384,356	339,859

Total Liabilities and Shareholders’ Equity	$735,410	$621,953

See notes to consolidated financial statements.

Consolidated Statements of Income and Loss
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(In thousands except per share amounts)	2010	2009	2010	2009
Net sales	$355,977	$215,155	$1,302,314	$715,186
Cost of sales	296,711	185,661	1,079,666	623,764

Gross margin	59,266	29,494	222,648	91,422
Selling, general and administrative expense	33,905	25,054	126,477	89,762
Research and development expense	1,886	1,831	7,113	6,771
Derivative ineffectiveness	—	4,892	598	4,892
Other-net	4,468	3,698	14,827	9,482

Operating profit (loss)	19,007	(5,981)	73,633	(19,485)
Interest expense-net	520	480	2,665	1,299

Income (loss) before income taxes	18,487	(6,461)	70,968	(20,784)
Income tax expense (benefit)	5,858	(2,910)	24,541	(8,429)

Net income (loss)	$12,629	$(3,551)	$46,427	$(12,355)

Basic earnings per share:
Net income (loss) per share of common stock	$0.62	$(0.18)	$2.29	$(0.61)
Diluted earnings per share:
Net income (loss) per share of common stock	$0.61	$(0.18)	$2.25	$(0.61)
Weighted average number of shares of common stock outstanding
Basic	20,275	20,230	20,282	20,191
Diluted	20,708	20,230	20,590	20,191
See notes to consolidated financial statements.